Exhibit 23.1

CONSENT OF NATIONAL ECONOMIC RESEARCH ASSOCIATES, INC.

We hereby consent to the references to our firm with respect to the economic analysis we performed regarding Rogers Corporation’s projected liability for its asbestos-related liabilities and defense costs contained in the Form 10-Q for the fiscal quarter ended June 30, 2011 of Rogers Corporation and any amendments thereto, and to all references to us as having conducted such analysis.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Form 10-Q within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

National Economic Research Associates, Inc.

	By:	/s/ Mary Elizabeth Stern
Name: Mary Elizabeth Stern
Title: Vice President

New York, New York
July 28, 2011